Exhibit (g)(2)

Alcentra NY, LLC

200 Park Avenue, 7th Floor
New York, NY 10166

April [●], 2014

Alcentra Capital Corporation

200 Park Avenue, 7th Floor

New York, NT 10166

Attention: Paul J. Echausse

Re: Incentive Fees and Offering Expenses

Dear Mr. Echausse:

Reference is hereby made to the Investment Advisory Agreement (the “Agreement”), dated April [●], 2014, by and between Alcentra Capital Corporation (the “Company”) and us. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

We hereby agree to permanently waive all or such portion of the Base Management Fee and the Incentive Fee that we would otherwise be entitled to receive under the Agreement to the extent necessary to ensure that the Company pays (i) an annualized minimum dividend yield of 9.0% on (a) the shares of its common stock that will be outstanding immediately subsequent to the completion of the offering (the “Offering”) contemplated by the Company’s registration statement on Form N-2 (File No. 333-194521) (the “Registration Statement”); (b) the shares of its common stock issued in connection with the over-allotment option described in the Registration Statement and (c) the shares of its common stock issued pursuant to the Company’s dividend reinvestment plan on the shares of the Company’s common stock referred to in (a) and (b) above (the shares of the Company’s common stock referred to in (a), (b) and (c) above are referred to herein as the “Shares”) for the remainder of the quarter in which the Offering is completed and the subsequent four calendar quarters. The calculation of the above-described annualized minimum dividend yield shall be based on the initial public offering price of the Company’s common stock of $15.00 per share.

In addition, we hereby agree to permanently waive our right to receive any interest on the portion of the Incentive Fee attributable to deferred interest features as provided for in the proviso contained in Section 3(b)(i) of the Agreement.

[Signature page to follow]

Sincerely yours,

ALCENTRA NY, LLC

_______________________

Paul Hatfield

President